Exhibit 10.1

Hospira, Inc.
Notice of Grant of	ID: 20-0504497
Award and Award Agreement	275 N. Field Drive
Lake Forest, IL 60045

Award Number:

Plan: Hospira 2004 Long-Term Stock Incentive Plan

ID:

Effective March 5, 2009, you have been granted Restricted Stock Units with respect to      shares of Hospira, Inc. (the Company) stock.

The Restricted Stock Units are subject to the attainment of performance goals described in the attached Term Sheet and will become fully vested on the date shown.

Units	Vest Type	Full Vest

	On Vest Date	December 31, 2011

By your signature and the Company’s signature below, you and the Company agree that these Restricted Stock Units are granted under and governed by the terms and conditions of the Hospira 2004 Long-Term Stock Incentive Plan, the Restricted Stock Unit Award Agreement and the administrative rules governing the Restricted Stock Agreement, all of which are attached and made a part of this document.

March 2009

Hospira, Inc.	Date
Name: Christopher B. Begley
Title: Chairman & Chief Executive Officer

Employee Name	Date

RESTRICTED STOCK UNIT AWARD AGREEMENT

You have been selected to be a Participant in the Hospira, Inc. 2004 Long-Term Stock Incentive Plan (the “Plan”), as specified in the attached Notice of Grant of Award and Award Agreement (the “Notice”):

THIS AGREEMENT (“Agreement”), effective as of the date set forth in the attached Notice, is between Hospira, Inc., a Delaware corporation (the “Company”) and the Grantee named in the Notice, pursuant to the provisions of the Plan. Except where the context clearly implies to the contrary, any capitalized term not defined in this Agreement shall have the meaning ascribed to that term under the Plan.

The parties hereto agree as follows:

1.   Award of Restricted Stock Units.  The Company hereby grants to Grantee the number of restricted stock units (the “Units”) set forth in the attached Notice subject to the terms and conditions set forth below and in the attached Term Sheet.  The term “Units” shall include “Earned Units” as defined in Section 2(a) below.

2.             Restrictions.  The Units are being awarded to Grantee subject to the forfeiture conditions set forth below (the “Restrictions”) which shall, unless otherwise stated, lapse, if at all, as set forth in the attached Term Sheet.

(a)           The Units are subject to the attainment of performance goals during the performance period, as described in the attached Term Sheet.  The number of Units earned upon the attainment of the performance goals (the “Earned Units”) shall be determined by the Compensation Committee of the Board of Directors (the “Committee”) upon completion of the performance period.

(b)           Any Units subject to the Restrictions shall be automatically forfeited upon the earliest to occur of the following: (i) except as provided in Section 6, the date of the Grantee’s termination of employment with the Company or a subsidiary for any reason other than death, Disability or Retirement; or (ii) subject to the provisions of Section 3, the date the Grantee engages in conduct which constitutes Restricted Activity.

3.             Restricted Activity.

(a)              Without the prior written consent of the Committee, the Grantee shall not, while employed by the Company and for a period of one year following the termination of employment for any reason:

(i)       directly or indirectly engage or assist any person engaging in any Competitive Business, individually, or as an officer, director, employee, agent, consultant, owner, partner, lender, manager, member, principal, or in any other capacity, or render any services to any entity that is engaged in any Competitive Business; provided, however, that the Grantee’s ownership of 1% of any class of equity security of any entity engaged in any Competitive Business shall not be deemed a breach of this paragraph 3(a) provided such securities are listed on a national securities exchange or quotation system or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended;

(ii)       directly or indirectly divert, take away, solicit, or assist others in soliciting any current or prospective customer, supplier, independent contractor or service provider of the Company or any affiliate or otherwise interfere with the relationship between the Company or any affiliate and any current or prospective customer, service provider, supplier, independent contractor or stockholder;

(iii)      directly or indirectly induce any person to leave employment with the Company, or solicit for employment other than on behalf of the Company, offer employment to, or employ, any person who was an employee of the Company, in each case within six months of such inducement, solicitation, or offer; or

(iv)      engage in conduct which constitutes Cause.

(b)         If the Grantee engages in any activity described in paragraph 3(a) above without the written consent of the Committee, the Company, as determined by the Committee in its sole discretion, may terminate the Agreement as of the date on which the Grantee engaged in such Restricted Activity, and (i) the Grantee shall pay to the Company in cash any Financial Gain the Grantee realized from the vesting of the Units, provided that such vesting occurred within one year from the date that the Grantee engaged in such Restricted Activity, and (ii) if the Restricted Activity occurs prior to the delivery of the Earned Units, the Grantee shall forfeit the Units and this Agreement shall terminate as of the date on which the Grantee first engaged in such Restricted Activity.

4.             Death, Disability or Retirement.  In the event of the death, Disability or Retirement of the Grantee at any time during the performance period, the a number of shares of Common Stock equal to the number of Earned Units (or cash equal to the value of the shares) will be delivered to the Grantee or the Grantee’s personal representative, upon the determination of the number of Earned Units after the end of the performance period, but no later than 90 days following the end of such performance period.

5.             Change in Control.  In the event of a Change in Control of the Company during the performance period, the Grantee will be deemed to have earned an award based on the target performance goal established by the Committee and a number of shares of Common Stock equal to the number of deemed Earned Units (or cash equal to the value of the shares) will be delivered to the Grantee no later than 90 days following such Change in Control.

6.             Termination of Employment.  In the event of the Grantee’s Involuntary Termination of Employment during the performance period, the number of shares of Common Stock equal to the number of Earned Units as of the date of such Involuntary Termination of Employment will be delivered to the Grantee, upon the determination of the number of Earned Units after the end of the performance period, but no later than 90 days following the end of such performance period. If Grantee’s termination of employment during the performance period for reasons other than death, Disability or Retirement does not constitute an Involuntary Termination of Employment, all Units shall be forfeited.  The Company will not be obligated to pay Grantee any consideration whatsoever for forfeited Units (whether or not earned).

7.             Dividend Equivalents.  Neither dividends nor Dividend Equivalents will be paid or accrued on unvested Units.

8.             Adjustments.  If the number of outstanding shares of Common Stock is changed as a result of stock dividend, stock split or the like without additional consideration to the Company, the number of Units subject to this Award shall be adjusted in accordance with the applicable provisions of the Plan pertaining to such adjustments.

9.             Delivery of Certificate.  Subject to withholding of taxes as provided in Section 10 below, the Company shall deliver to the Grantee a certificate representing a number of shares of Common Stock equal to the number of Earned Units on which Restrictions have lapsed plus a cash payment equal to the value of any fractional Earned Unit then credited to the Grantee’s account, upon the lapse of Restrictions, or at a later date specified by the Grantee in a Notice of Deferral Election filed with the Committee within rules established to comply with section 409A of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (“Section 409A”) and in conformance with such deferral option forms under the Notice of Deferral Election provided by the Company.

10.           Withholding Taxes.  The Company is entitled to withhold an amount equal to the Company’s required statutory withholding taxes for the respective tax jurisdiction attributable to any share of Common Stock or property deliverable in connection with the Earned Units.  Subject to such limitations as the Company may establish from time to time, Grantee may satisfy any withholding obligation in whole or in part by making a cash payment equal to the amount required to be withheld.

11.           Nontransferability.  Grantee may not directly or indirectly, by operation of law or otherwise, voluntarily or involuntarily, sell, assign, pledge, encumber, charge or otherwise transfer any of the Units subject to this Award.

12.           Voting and Other Rights.

(a)                                  Grantee shall have no rights as a stockholder of the Company in respect of the Earned Units, including the right to vote and to receive dividends and other distributions, until delivery of certificates representing shares of Common Stock in satisfaction of the Earned Units.

(b)                                 The grant of Units does not confer upon Grantee any right to continue in the employ of the Company or a subsidiary or to limit or interfere with the right of the Company or a subsidiary, to terminate Grantee’s employment at any time.

(c)                                  The grant of an award under the Plan is a one-time benefit and does not create any contractual or other right to receive an award in the future.  Future grants, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of any grant, the amount of the award and vesting provisions.

(d)                                 The Committee retains the right to reduce the number of Units subject to this Award at any time prior to payment or delivery based on the performance of the Grantee.

13.           Funding.  No assets or shares of Common Stock shall be segregated or earmarked by the Company in respect of any Units awarded hereunder.  The grant of Units hereunder shall not constitute a trust and shall be solely for the purpose of recording an unsecured contractual obligation of the Company.

14.           Definitions.  For purposes of this Agreement, the following words shall have the meaning provided below:

(a)                            Cause.  The term “Cause” shall mean, in the sole opinion and discretion of the Committee, the Grantee has (i) engaged in a material breach of the Company’s code of business conduct, (ii) committed an act of fraud, embezzlement or theft in connection with the Grantee’s duties or in the course of employment, or (iii) wrongfully disclosed secret processes or confidential information of the Company or its subsidiaries.

(b)                           Competitive Business.  The term “Competitive Business” means any business activity in which the Company or any subsidiary is actively engaged at the time the Grantee’s employment terminates.  For these purposes, entities deemed to be engaged in Competitive Business include, by way of example and not limitation, Abraxis BioScience, Inc., Baxter International Inc., Teva Pharmaceuticals, Becton, Dickinson and Company, B. Braun Melsungen AG, Cardinal Healthcare Inc., Fresenius Medical Care AG, Terumo Medical Corporation, Patheon, Inc., and Edwards Lifesciences Corporation.

(c)                            Date of Termination.  The term “Date of Termination” means the first day occurring on or after grant of the award under this Agreement on which the Grantee is not employed by the Company or any subsidiary, regardless of the reason for the termination of employment; provided that a termination of employment shall not be deemed to occur by reason of a transfer of the Grantee between the Company and a subsidiary or between two subsidiaries; and further provided that the Grantee’s employment shall not be considered terminated while the Grantee is on a leave of absence from the Company or a subsidiary approved by the Grantee’s employer.  If, as a result of a sale or other transaction, the Grantee’s employer ceases to be a subsidiary (and the Grantee’s employer is or becomes an entity that is separate from the Company), and the Grantee is not, at the end of the 30-day period following the transaction, employed by the Company or an entity that is then a subsidiary, then the occurrence of such transaction shall be treated as the Grantee’s Date of Termination caused by the Grantee being discharged by the employer.

(d)                           Disability.  The term “Disability” means the Grantee either is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months;  or by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, the Grantee is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company or a subsidiary.

(e)                            Dividend Equivalent. “Dividend Equivalent” means, with respect to any shares of Hospira common stock that are to be issued pursuant to an award at the end of the performance period, an amount equal to cash dividends that are payable to stockholders of record during the performance period on a like number of shares of Hospira common stock.

(f)                                    Financial Gain.  “Financial Gain” means the Fair Market Value of the Common Stock on the date the Unit is deemed vested, multiplied by the number of Units actually distributed pursuant to this Agreement, reduced by any taxes paid in countries other than the United States, to the extent that such taxes are not otherwise eligible for refund from the taxing authorities.

(g)                                 Involuntary Termination of Employment.  “Involuntary Termination of Employment” means the Grantee’s position with the Company and its affiliates is eliminated due to a reduction in force or other restructuring or the Grantee’s employment is otherwise terminated for reasons not related to performance, illegal activity, failure to abide by the Company’s Code of Conduct, or other good cause as determined by the Committee and is otherwise considered to be involuntary.

(h)                                 Retirement.  “Retirement” of the Grantee means, the occurrence of the Grantee’s Date of Termination on or after the date that the Grantee reaches the age of 55 and has 10 years of combined service with the Company or its subsidiaries (or with Abbott Laboratories and its affiliates, provided that the Grantee transitioned employment from Abbott to the Company in conjunction with the distribution of the Company’s common stock to the Abbott shareholders) (as determined by the Committee).

15.           Notices.  Any written notice under this Award shall be deemed given on the date that is two business days after it is sent in writing, delivered either in hand, by certified mail, return receipt requested, postage prepaid, or by Federal Express or other recognized delivery service, which provides proof of delivery, all delivery charges prepaid, and addressed as follows:

To the Company:	Hospira, Inc.
275 N. Field Drive
Lake Forest, IL 60045
Attention: Corporate Secretary

To the Grantee or his or her representative at the address of the Grantee at the time appearing in the employment records of the Company, currently as shown in the attached Notice or

At such other address as either party may designate by notice given to the other in accordance with these provisions.

16.           Governing Law.  All questions concerning the construction, validity and interpretation of this Award shall be governed by and construed according to the internal law and not the law of conflicts of the State of Illinois.

17.           Amendment.  This Agreement may be amended in accordance with the provisions of the Plan, and may otherwise be amended by written agreement of the Grantee and the Company without the consent of any other person; provided that the Committee may amend by the Company as it shall deem necessary and appropriate in its sole discretion to comply with the requirements of Section 409A.

18.           Plan Documents.  The Plan and the Prospectus for the Hospira, Inc. 2004 Long Term Incentive Plan are available at:

http://www.UBS.com/

or from:

Mr. Doug Owens

Corporate Compensation, Hospira, Inc.

Mail Stop  H1 South, 275 N. Field Drive, Lake Forest, IL  60045

phone:  224-212-2962; fax:  224-212-3358; e-mail:  doug.owens@Hospira.com

GRANTEE’S INITIALS	INITIALS OF HOSPIRA, INC.’S
General Counsel and Secretary

2009 — 2011 Total Shareholder Return (TSR) TERM SHEET

PERFORMANCE PERIOD:	Beginning January 1, 2009, and ending December 31, 2011.

PERFORMANCE GOAL:	•

Relative Total Shareholder Return (“RTSR”) compared to peer companies (identified in Appendix I) is the FY09-11 performance measure. Relative Total Shareholder Return is defined as the percentile rank of Hospira’s Total Shareholder Return compared to the Total Shareholder Return of Hospira’s peer companies over the Performance Period. Total Shareholder Return is the total rate of return on a share of common stock, reflecting stock price appreciation plus reinvestment of dividends and the compounding effect of dividends, adjusted appropriately to reflect stock splits, spin-offs and similar transactions.

The Base Price of Hospira’s common stock, and each peer company’s common stock, is the average of the closing prices for the last 30 trading days before the start of Performance Period. The average closing price for the last 30 trading days of FY08 preceding the FY09-11 Performance Period is $     and serves as the base for relative comparisons over the Performance Period.

The payment levels at various percentile rankings against the peer companies are shown in the following table:

HOSPIRA %Percentile Rank	% of Units Earned

75th	200%
70th	180%
65th	160%
60th	140%
55th	120%
50th	100%
45th	85%
40th	70%
35th	55%
30th	40%
25th	25%
<25th	0%

• With linear interpolation between percentiles
• Percentile rank includes HOSPIRA

Earnout Opportunities During the Performance Period:

•                  The Program provides the opportunity for the interim earnout of up to one-quarter of the Units originally granted both at the end of FY09 and again at the end of the FY 09-10 period (in this case cumulative TSR for a two-year period) based upon the individual percentile ranking for these two distinct measurement periods.  The maximum interim earnout during the Performance Period is capped at one-quarter of Units originally granted for each of the two interim measurement periods, even if the interim measurement period’s performance results are above the 50th percentile.

•                  Any Units earned during the interim measurement periods are effectively converted to service-based restricted stock units (RSUs) and are then subject to the Grantee’s continued employment with Hospira until end of the 3-year Performance Period.

•                  The Program also provides the opportunity for the cumulative earnout of up to 200% of the original Units granted, with the maximum payout level for the entire Performance Period, at end of the full 3-year Performance Period, being the greater of (i) the maximum payout level for the entire 3-year Performance Period or (ii) the total of any Units earned during the interim measurement periods.

The following examples show how the interim measurement feature works:

Example 1:

Assumptions:

•                  1,500 Units originally granted

•                  Year 1 performance (FY08) = 25th %ile

•                  Years 1 & 2 (FY08-09) cumulative performance = 55th%ile

•                  Years 1 through 3 (FY08-10) cumulative performance = 50th%ile

			Earned
Earnout:
•	Year 1: 25thpercentile results = 25% interim earnout level based upon actual results during the interim measurement period
	•	25% X (1/4 of original PSU grant of 1,500 Units)
	•	25% X 375 = 94 Units earned and converted to RSUs	94
•	Years 1 & 2: 55tht percentile results = 120% earnout level based upon actual results but earnout is capped at 100% during interim measurement period
	•	100% X (1/4 of original PSU grant of 1,500 Units)
	•	100% (1) X 375 = 375 Units earned and converted to RSUs	375
Cumulative Subtotal of Interim Earnout			469

•	Years 1 - 3: 50tht percentile results = 100% earnout level based upon actual results for full 3-year Performance Period
	•	100% X 1,500 original PSU grant = 1,500 Units earned
TOTAL			1,500	(2)

(1)   Interim earnout potential is capped at 100%

(2)  The 469 Units earned over the first two years of the Performance Period are included in this 1,500 PSU Total, i.e., an additional 1,031 Units are earned for the full three-year Performance Period results.

VESTING:

Subject to the terms of the Restricted Stock Unit Award Agreement, restrictions on the restricted stock units earned during the performance period, as determined above, will lapse on December 31, 2011, if the Grantee is a full-time active employee of the Company on that date.

Final determination and distribution of the number of restricted stock units earned will be made after the actual TSR growth during the performance period has been certified by Hospira, Inc.’s independent auditor and the Audit Committee of the Company’s Board of Directors.

Example 2:

Assumptions:

•                  1,500 Units originally granted

•                  Year 1 performance = 25th %ile

•                  Years 1& 2 cumulative performance = 100th%ile

•                  Years 1-3 cumulative performance = 10th%ile

			Earned
Earnout:
•	Year 1: 25thpercentile results = 25% earnout level based upon actual results during the interim measurement period
	•	25% X (1/4 of original PSU grant of 1,500 Units)
	•	25% X 375 = 94 Units earned and converted to RSUs	94

•	Years 1 & 2: 100thpercentile results = 100% earnout level based upon actual results during interim measurement period
	•	100% X (1/4 of original PSU grant of 1,500 Units)
	•	100% X 375 = 375 Units earned and converted to RSUs	375
			1,000
Cumulative Subtotal			469

•	Years 1-3 : 10thtpercentile results = 0% earnout level based upon actual results for full 3-year Performance Period
	•	0% X 1,500 original PSU grant = 0 Units earned
TOTAL			469	(2)

(2)  Even though the final performance earns a cumulative 0% payout, the Grantee had an interim earnout of 469 Units for year 1 and years 1&2

Appendix I

Peer Companies for Relative TSR Comparison

Ticker	Company Name	Sector
ABT	Abbott Labs	Health Care
AGN	Allergan Inc.	Health Care
ABC	AmerisourceBergen Corp.	Health Care
AMGN	Amgen	Health Care
BCR	Bard (C.R.) Inc.	Health Care
BAX	Baxter International Inc.	Health Care
BDX	Becton Dickinson	Health Care
BIIB	BIOGEN IDEC Inc.	Health Care
BSX	Boston Scientific	Health Care
BMY	Bristol-Myers Squibb	Health Care
CAH	Cardinal Health Inc.	Health Care
CELG	Celgene Corp.	Health Care
CEPH	Cephalon Inc	Health Care
COV	Covidien Ltd.	Health Care
XRAY	Dentsply International	Health Care
FRX	Forest Laboratories	Health Care
GENZ	Genzyme Corp.	Health Care
GILD	Gilead Sciences	Health Care
HSP	Hospira Inc.	Health Care
RX	IMS Health Inc.	Health Care
ISRG	Intuitive Surgical Inc.	Health Care
JNJ	Johnson & Johnson	Health Care
KG	King Pharmaceuticals	Health Care
LIFE	Life Technologies Corp.	Health Care
LLY	Lilly (Eli) & Co.	Health Care
MCK	McKesson Corp. (New)	Health Care
MDT	Medtronic Inc.	Health Care
MRK	Merck & Co.	Health Care
MIL	Millipore Corp.	Health Care
MYL	Mylan Inc.	Health Care
PDCO	Patterson Cos. Inc.	Health Care
PKI	PerkinElmer	Health Care
PFE	Pfizer Inc.	Health Care
SGP	Schering-Plough	Health Care
STJ	St Jude Medical	Health Care
SYK	Stryker Corp.	Health Care
TMO	Thermo Fisher Scientific	Health Care
VAR	Varian Medical Systems	Health Care
WAT	Waters Corporation	Health Care
WPI	Watson Pharmaceuticals	Health Care
WYE	Wyeth	Health Care
ZMH	Zimmer Holdings	Health Care

HOSPIRA 2004 LONG-TERM STOCK INCENTIVE PLAN

NOTICE OF DEFERRAL ELECTION FORM

Subject to the provisions of the Hospira 2004 Long-Term Stock Incentive Plan (the “Plan”), the Notice of Grant of Award and Award Agreement (“Notice”) and the Restricted Stock Unit Award Agreement (“Agreement”),  I hereby elect to defer the receipt of the Earned Units, that would otherwise be issued as specified in the Agreement,  in accordance with the election below (“Election”). All capitalized terms are as defined herein or as defined in the Plan, the Notice or the Agreement.

I.              DISTRIBUTION COMMENCEMENT DATE

I hereby acknowledge and agree that the distribution of my Earned Units shall begin after the end of the performance period identified in the Agreement (“Performance Period”) but no later than 90 days following the end of such Performance Period (“Distribution Commencement Date”).

II.            EARNED UNITS DEFERRAL

Pursuant to Section 9 of the Agreement, I hereby elect to defer the receipt of           % of the Earned Units (“Deferred Units”).

III.           DISTRIBUTION METHOD

The Deferred Units shall be distributed in accordance with the deferred distribution date (“Deferred Distribution Date”) as follows:

(   )          On the January 1 that next follows the date that is                  (not to exceed 10 years) year(s) after the Distribution Commencement Date.

(   )          In annual installments for [          ] year(s) (not to exceed 10 years) beginning on the Distribution Commencement Date and each anniversary thereof.

Notwithstanding the foregoing, I understand that, distribution of the Earned Units in connection with my death, Involuntary Termination of Employment, Disability, Retirement or upon a Change in Control during the Performance Period shall be made in accordance with the applicable provisions of the Agreement.

ALL DISTRIBUTIONS WILL BE IN THE FORM OF COMPANY STOCK (any fractional shares and Dividend Equivalents, if any, will be paid in cash).

IV.           EFFECTIVE DATE AND DEFERRAL CHANGES

This Election shall first become effective as of the date submitted to the Company and shall remain in effect for all subsequent years until modified or revoked by filing a new Election form.

I understand that the deferral specified above may be changed only by an election completed and filed with the secretary of the Company at least 12 months prior to my Distribution Commencement Date, which will delay commencement of my distribution by 5 years.  Any change to my distribution method will be void if my Distribution Commencement Date actually occurs within 12 months after the date my change is filed with the Company.

Name:
(Please Print)

Address:

Signature:

Date: